Exhibit 12.1
Merrill Corporation
Computation of Ratio of Earnings to Fix Charges
(dollars in thousands)


                                                                                                      Pro Forma
                                                                                                     Year Ended
                                                      For the Year Ended January 31,                 January 31,
                                   ==============================================================
                                        1996         1997         1998         1999          2000       2000
                                   ==============================================================   ============
Income (loss) before provision
  for income taxes ...........     $ 18,706     $ 32,484     $ 46,466     $ 47,671     $ (8,801)     $  8,986
                                   --------------------------------------------------------------   ------------
Fixed charges
  Cash interest expense ......        1,099        4,124        4,321        3,961       12,771        40,953
  Amortization of deferred
    financing costs ..........            -           30           74           64          253           253
  1/3 rent expense from
    operating leases .........        1,708        2,003        2,673        3,010        3,722         3,799
                                   --------------------------------------------------------------   ------------
  Total fixed charges                 2,807        6,157        7,068        7,035       16,746        45,005
                                   --------------------------------------------------------------   ------------
Earnings + fixed charges           $ 21,513     $ 38,641     $ 53,534     $ 54,706     $  7,945      $ 53,991
                                   --------------------------------------------------------------   ------------
Earnings to fix charges ......          7.7x         6.3x         7.6x         7.8x         0.5x          1.2x